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                          EL PASO NATURAL GAS COMPANY

                           EARNINGS PER COMMON SHARE
                             Form 10-Q, Exhibit 11




                                                           Second Quarter                  Six Months
                                                  -------------   -------------    -----------    -----------
                                                        1996          1995            1996           1995
                                                  -------------   -------------    -----------    -----------
Income available for common stock dividends       $  24,425,000   $  20,200,000    -$10,823,000   $42,170,000
Fully diluted average common shares outstanding      36,282,392      35,037,981      36,067,908    35,222,724
Fully diluted earnings per common share           $      0.6732   $      0.5765        -$0.3001       $1.1972




Outstanding stock options of EPG are common stock equivalents but are excluded from primary earnings per common share due to immateriality.
See following calculation:



                                                        Second Quarter                     Six Months
                                                  -------------   -------------    -----------    -----------
                                                      1996            1995            1996           1995
                                                  -------------   -------------    -----------    -----------
Total primary earnings per common share           $      0.6885   $      0.5805       -$0.3069        $1.2057

Fully diluted earnings per common share
        (includes stock options)                  $      0.6732   $      0.5765       -$0.3001        $1.1972

Percent dilution                                         2.2222%         0.6891%        2.2157%        0.7050%